UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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RITE AID CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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RITE AID CORPORATION
P.O. BOX 3165
HARRISBURG, PENNSYLVANIA 17105

Notice of Annual Meeting of Stockholders
To Be Held on June 21, 2006

To Our Stockholders:

What:                   Our 2006 Annual Meeting of Stockholders

When:                 June 21, 2006 at 1:00 p.m., Eastern Daylight Time

Where:            Hilton Harrisburg

One North Second Street

Harrisburg, Pennsylvania 17101

Why:                        At this Annual Meeting, we plan to:

1.                 Elect three directors to hold office until the 2009 Annual Meeting of Stockholders and one director to hold office until the 2007 Annual Meeting of Stockholders, and in each case until their respective successors are duly elected and qualified;

2.                 Consider and vote upon a stockholder proposal, if properly presented, requesting that the Company’s Board of Directors adopt a majority vote standard for the election of directors; and

3.                 Transact such other business as may properly come before the Annual Meeting of Stockholders or any adjournments or postponements thereof.

In addition, the holders of the 7% Series G Cumulative Convertible Pay-in-Kind Preferred Stock and 6% Series H Cumulative Convertible Pay-in-Kind Preferred Stock, voting together as a single class, separately from the holders of Common Stock, will vote to elect one director to hold office until the 2009 Annual Meeting of Stockholders and until a successor is duly elected and qualified.

Only Stockholders of record at the close of business on May 2, 2006 will receive notice of, and be eligible to vote at, the Annual Meeting and any adjournment or postponement thereof. The foregoing items of business are more fully described in the Proxy Statement accompanying this notice.

Your vote is important. Please read the Proxy Statement and the voting instructions on the enclosed proxy and then, whether or not you plan to attend the Annual Meeting in person, and no matter how many shares you own, please complete and promptly return your proxy in the envelope provided. This will not prevent you from voting in person at the meeting. It will, however, help to assure a quorum and to avoid added proxy solicitation costs. If you are a Stockholder of record, you may also authorize the individuals named on the enclosed proxy to vote your shares by calling a specially designated telephone number (TOLL FREE 1-800-PROXIES (1-800-776-9437)) or via the Internet at www.voteproxy.com. These telephone and Internet voting procedures are designed to authenticate your vote and to confirm that your voting instructions are followed. Specific instructions for Stockholders of record who wish to use telephone or Internet voting procedures are set forth on the enclosed proxy. You may revoke your proxy at any time before the vote is taken by (a) delivering to the Secretary of Rite Aid a written revocation or a proxy with a later date (including a proxy by telephone or via the Internet) or (b) voting your shares in person at the Annual Meeting.

By order of the Board of Directors

Robert B. Sari
Secretary
Camp Hill, Pennsylvania
May 19, 2006

i

RITE AID CORPORATION
P.O. BOX 3165
HARRISBURG, PENNSYLVANIA 17105

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS
To Be Held on June 21, 2006

GENERAL INFORMATION

The Board of Directors of Rite Aid Corporation, a Delaware corporation (“Rite Aid” or the “Company”), seeks your proxy for use in voting at our 2006 Annual Meeting of Stockholders to be held at the Hilton Harrisburg, One North Second Street, Harrisburg, Pennsylvania 17101, on June 21, 2006 at 1:00 p.m., Eastern Daylight Time, or any adjournment or postponement thereof (the “Annual Meeting”). This proxy statement, the foregoing notice and the enclosed proxy are first being mailed on or about May 19, 2006 to all holders of our common stock, par value $1.00 per share (“Common Stock”) and 7% Series G Cumulative Convertible Pay-in-Kind Preferred Stock and 6% Series H Cumulative Convertible Pay-in-Kind Preferred Stock (collectively, the “LGP Preferred Stock”) (collectively, the “Stockholders”) entitled to vote at the Annual Meeting.

Purpose of the Meeting

At the Annual Meeting, the Stockholders will be asked to vote on the following proposals:

Proposal No. 1:                     To elect three directors to hold office until the 2009 Annual Meeting of Stockholders and one director to hold office until the 2007 Annual Meeting of Stockholders, and in each case until their respective successors are duly elected and qualified; and

Proposal No. 2                         Consider and vote upon a stockholder proposal, if properly presented, requesting that the Board of Directors of the Company adopt a majority vote standard for the election of directors.

In addition, the holders of the LGP Preferred Stock, voting separately as a class, will vote to elect one director (the “LGP Preferred Director”) to hold office until the 2009 Annual Meeting of Stockholders and until his successor is duly elected and qualified.

Record Date

Only Stockholders of record at the close of business on May 2, 2006 (the “Record Date”) will receive notice of, and be entitled to vote at, the Annual Meeting. At the close of business on the Record Date, the Company had outstanding and entitled to vote 528,868,819 shares of Common Stock and 2,451,488.4480 shares of LGP Preferred Stock (which, on an as-if-converted basis, is entitled to an aggregate of 44,572,517 votes).

Quorum and Voting

The presence at the Annual Meeting, in person or by proxy, of the holders of 286,720,669 shares (a majority of the aggregate number of shares of Common Stock and LGP Preferred Stock (on an as-if-converted basis) issued and outstanding and entitled to vote as of the Record Date) is necessary to constitute a quorum to transact business. Proxies marked “Abstain” and broker proxies that have not voted on a particular proposal because the broker does not have authority to vote on that proposal and has not received voting instructions (“Broker Non-Votes”), if any, will be counted in determining the presence of a quorum. In deciding all matters that come before the Annual Meeting, each holder of Common Stock as of the Record Date is entitled to one vote per share of Common Stock and each holder of LGP Preferred Stock as of the Record Date is entitled to approximately 18.18 votes per share of LGP Preferred Stock (one vote per share of Common Stock issuable upon conversion of the LGP Preferred Stock). As of the Record Date, the LGP Preferred Stock was convertible into an aggregate of 44,572,517 shares of Common Stock. The holders of the Common Stock and LGP Preferred Stock vote together as a single class, except for those matters on which the holders of LGP Preferred Stock are entitled to vote as a separate class.

Required Votes

Election of the director nominees named in Proposal No. 1 requires the affirmative vote of a plurality of the total number of votes cast at the Annual Meeting by the holders of shares of Common Stock and LGP Preferred Stock, voting together as a single class. Votes may be cast in favor of or withheld with respect to all of the director nominees, or any of them. Abstentions and Broker Non-Votes, if any, will not be counted as having been voted and will have no effect on the outcome on the vote on the election of directors, except to the extent the failure to vote for a nominee results in another nominee receiving a larger number of votes. Stockholders may not cumulate votes in the election of directors.

The affirmative vote of a majority of the total number of votes of the Common Stock and the LGP Preferred Stock represented and entitled to vote at the Annual Meeting, voting together as a single class, is necessary for the approval of stockholder Proposal No. 2. In determining whether Proposal No. 2 has received the requisite number of affirmative votes, abstentions will be counted and will have the same effect as votes against the proposal, and Broker Non-Votes, if any, will have no effect on the votes for Proposal No. 2.

The Company’s transfer agent, American Stock Transfer & Trust Company, will serve as proxy tabulator and count the votes. The results will be certified by the inspectors of election.

Voting Procedures

Stockholders of record can choose one of the following three ways to vote:

1.     By mail:   Sign, date and return the proxy in the enclosed pre-paid envelope.

2.     By telephone:   Call (TOLL FREE 1-800-PROXIES (1-800-776-9437)) and follow the instructions.

3.     Via the Internet:   Access www.voteproxy.com and follow the instructions.

By casting your vote in any of the three ways listed above, you are authorizing the individuals listed on the proxy to vote your shares in accordance with your instructions. If you want to vote in person at the Annual Meeting and you hold Common Stock in a street name, you must obtain a proxy from your broker and bring that proxy to the meeting.

Proxies

If the enclosed proxy card is properly signed and returned prior to voting at the Annual Meeting, the shares represented thereby will be voted at the Annual Meeting in accordance with the instructions specified thereon. If the proxy card is signed and returned without instructions, the shares will be voted as follows:

Proposal No. 1:                               FOR the nominees of the Board in the election of directors; and

Proposal No. 2:                               AGAINST the stockholder proposal.

Management does not intend to bring any matter before the Annual Meeting other than as indicated in the notice and does not know of anyone else who intends to do so. If any other matters properly come before the Annual Meeting, however, the persons named in the enclosed proxy, or their duly constituted substitutes acting at the Annual Meeting, will be deemed authorized to vote or otherwise act thereon in accordance with their judgment on such matters.

You may revoke your proxy by doing any of the following:

•       Delivering a written notice of revocation to the Secretary of Rite Aid, dated later than the proxy, before the vote is taken at the Annual Meeting;

•       Delivering a duly executed proxy to the Secretary of Rite Aid bearing a later date (including proxy by telephone or via the Internet) before the vote is taken at the Annual Meeting; or

•       Voting in person at the Annual Meeting (your attendance at the Annual Meeting, in and of itself, will not revoke the proxy).

Any written notice of revocation, or later dated proxy, should be delivered to:

Rite Aid Corporation
30 Hunter Lane
Camp Hill, Pennsylvania 17011
Attention: Robert B. Sari, Secretary

Alternatively, you may hand deliver a written revocation notice, or a later dated proxy, to our Secretary at the Annual Meeting before we begin voting.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

General

Rite Aid’s Board of Directors is divided into three classes, with each class to be composed as equally as possible. The Board of Directors currently consists of five directors whose terms expire this year, three directors whose terms expire in 2007 and four directors whose terms expire in 2008. Generally, the term of one class of directors expires at each annual meeting of Stockholders and each class serves a three-year term. However, as discussed under “Director Nominees” below, in order to equalize the composition of the classes, four of the directors whose terms expire this year are nominated to be elected to hold office until 2009 and one such director is nominated to be elected to hold office until 2007. The nominees for directors (other than the LGP Preferred Director) were nominated by the entire Board and the nominee for the LGP Preferred Director was nominated by the holder of the LGP Preferred Stock.

The Company’s By-Laws provide that the Board of Directors may be composed of up to 15 members, with the number to be fixed from time to time by the Board of Directors. The Board of Directors has fixed the number of directors for the year commencing at the Annual Meeting at 12.

Director Nominees

The Board of Directors has nominated Joseph B. Anderson, Jr., Robert A. Mariano, Stuart M. Sloan and Marcy Syms to be elected directors at the Annual Meeting. The holder of the LGP Preferred Stock has informed the Company that it will elect Jonathan D. Sokoloff as the LGP Preferred Director. Each of the nominees for director to be elected at the Annual Meeting currently serves as a director of the Company. Ms. Syms and Messrs. Anderson and Mariano were first appointed to the Board in September 2005 on the recommendation of the Nominating and Governance Committee. Each of Ms. Syms and Messrs. Anderson and Mariano was recommended for consideration by the Nominating and Governance Committee by Robert G. Miller, Chairman of the Board. Each director elected at the Annual Meeting will hold office until 2009, with the exception of Stuart M. Sloan, who will hold office until 2007. The other directors will remain in office for the remainder of their respective terms, as indicated below.

If any nominee at the time of election is unable or unwilling to serve or is otherwise unavailable for election, and as a consequence thereof other nominees are designated, then the persons named in the proxy or their substitutes will have the discretion and authority to vote or to refrain from voting for other nominees in accordance with their judgment.

RECOMMENDATION

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
YOU VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES LISTED ABOVE

BOARD OF DIRECTORS

The following table sets forth certain information with respect to the Company’s directors and the director nominees as of the Record Date:

Name	Age	Position with Rite Aid	Year First Became Director	Term as Director Will Expire(1)
Robert G. Miller	62	Chairman	1999	2008
Mary F. Sammons	59	Director, President and Chief Executive Officer	1999	2007
Joseph B. Anderson, Jr.	63	Director	2005	2006
John G. Danhakl	50	Director	2003	2008
Michael A. Friedman, MD	62	Director	2004	2008
Alfred M. Gleason	76	Director	2000	2008
George G. Golleher	58	Director	2002	2007
Robert A. Mariano	56	Director	2005	2006
Philip G. Satre	57	Director	2005	2007
Stuart M. Sloan	62	Director	2000	2006
Jonathan D. Sokoloff	48	Director	1999	2006
Marcy Syms	55	Director	2005	2006

(1)       Directors’ terms of office are scheduled to expire at the annual meeting of stockholders to be held in the year indicated.

Robert G. Miller.   Mr. Miller has been Chairman of the Board of the Company since December 5, 1999. Mr. Miller was also the Chief Executive Officer from December 1999 until June 2003. Upon the closing of the sale of Albertson’s, Inc. to a consortium of investors, which is anticipated in June 2006, Mr. Miller will become the Chief Executive Officer of the grocery operations acquired by the investment group led by Cerberus Capital Management L.P. and will continue to hold the Chairman position at Rite Aid. Previously, Mr. Miller served as Vice Chairman and Chief Operating Officer of The Kroger Company, a retail food company. Mr. Miller joined Kroger in March 1999, when The Kroger Company acquired Fred Meyer, Inc., a food, drug and general merchandise chain. From 1991 until the acquisition, he served as Chief Executive Officer of Fred Meyer, Inc. Mr. Miller also serves as a director of Harrah’s Entertainment, Inc. and Nordstrom, Inc.

Mary F. Sammons.   Ms. Sammons has been President and a member of Rite Aid’s Board of Directors since December 5, 1999 and Chief Executive Officer since June 2003. She was the Chief Operating Officer from December 1999 until June 2003. From April 1999 to December 1999, Ms. Sammons served as President and Chief Executive Officer of Fred Meyer Stores, Inc., a subsidiary of The Kroger Company. From January 1998 to April 1999, Ms. Sammons served as President and Chief Executive Officer of Fred Meyer Stores, Inc., a subsidiary of Fred Meyer, Inc. From 1985 through 1997, Ms. Sammons held several senior level positions with Fred Meyer Stores Inc., the last being that of Executive Vice President. Ms. Sammons is also a member of the Board of the National Association of Chain Drugstores, and is a director of First Horizon National Corporation and of The Rite Aid Foundation.

Joseph B. Anderson, Jr.   Mr. Anderson has been the Chairman of the Board and Chief Executive Officer of TAG Holdings, LLC, a manufacturing, service and technology business since January 2002. Mr. Anderson was Chairman of the Board and Chief Executive Officer of Chivas Industries, LLC from

1994 to 2002. Mr. Anderson also serves as a director of Quaker Chemical Corporation, ArvinMeritor, Inc. and Sierra Pacific Resources.

John G. Danhakl.   Mr. Danhakl has been a Managing Partner of Leonard Green & Partners, L.P. since 1995. Leonard Green & Partners, L.P. is an affiliate of Green Equity Investors III, L.P. and is a private equity firm based in Los Angeles, California. Prior to that, he served as a Managing Director in the Los Angeles office of Donaldson, Lufkin & Jenrette, which he joined in 1990. He presently serves on the boards of directors of Big 5 Sporting Goods Corporation, Diamond Triumph Auto Glass, Inc., Leslie’s Poolmart, Inc., Liberty Group Publishing, Inc., MEMC Electronic Materials Inc., Petco Animal Supplies, Inc., VCA Antech, Inc., Arden Group, Inc. and several private companies. Mr. Danhakl previously was elected as a director pursuant to director nomination rights granted to Green Equity Investors III, L.P. under an October 27, 1999 agreement between Rite Aid and Green Equity Investors with respect to the purchase of 3,000,000 shares of Rite Aid preferred stock.

Michael A. Friedman, MD.   Dr. Friedman has been President and Chief Executive Officer of City of Hope, a National Cancer Institute-designated Comprehensive Cancer Center since May 2003. From October 2001 to April 2003, Dr. Friedman served as Chief Medical Officer for Biomedical Preparedness for the Pharmaceutical Research and Manufacturers of America, a pharmaceutical trade association. Additionally, he held the position of Senior Vice President of Research and Development, Medical and Public Policy for Pharmacia. He also has held executive positions in government and public health organizations. In addition to serving as Acting Commissioner of the U.S. Food and Drug Administration from 1997 to 1998, he was Associate Director of the Cancer Therapy Evaluation Program at the National Cancer Institute, National Institutes of Health from 1988 to 1995. He joined the National Cancer Institute in 1983 as Chief of the Clinical Investigations Branch of the Division of Cancer Treatment. Before that he spent nearly a decade at the University of California at San Francisco Medical Center in various positions, from Assistant Professor of Medicine in 1975 to Interim Director of the Cancer Research Institute from 1981 to 1983. Author of more than 150 scientific papers and books, Dr. Friedman has received commendations, including the Surgeon General’s Medallion in 1999.

Alfred M. Gleason.   Mr. Gleason is currently a self-employed consultant. Mr. Gleason served as President of the Port of Portland Commission in Portland, Oregon, from 1996 until June 1999. From 1985 until 1995, Mr. Gleason held several positions with PacifiCorp, including Chief Executive Officer, President and Director. PacifiCorp was the parent company of Pacific Power & Light, Utah Power & Light and Pacific Telecom, Inc.

George G. Golleher.   Since June 1999, Mr. Golleher has worked as a self-employed business consultant and a private equity investor following his retirement after 28 years of experience in the Southern California food industry. Mr. Golleher was the Chief Executive Officer of Simon Worldwide Inc., a promotional marketing firm, from May 2003 to April 2006, and served as a director of Simon Worldwide from November 1999 to April 2006. From March 1998 to May 1999, Mr. Golleher served as President, Chief Operating Officer and director of Fred Meyer, Inc. Prior to joining Fred Meyer, Inc., Mr. Golleher served for 15 years with Ralphs Grocery Company and its predecessors and was Chief Executive Officer when Ralphs merged with Fred Meyer, Inc. in March 1998. Mr. Golleher serves as a director of General Nutrition Centers, Inc. and Linens ‘N Things, Inc.

Robert A. Mariano.   Mr. Mariano has been the Chairman of the Board and Chief Executive Officer of Roundy’s Supermarkets, Inc. since June 2002. Prior to joining Roundy’s, Mr. Mariano served for 25 years with Dominick’s Supermarkets in metropolitan Chicago and was President and Chief Executive Officer when Dominick’s was acquired by Safeway in 1998. Mr. Mariano also serves as a director of the Roundy’s Foundation.

Philip G. Satre.   Mr. Satre is currently a self-employed private equity investor. Mr. Satre served as Chief Executive Officer of Harrah’s Entertainment, Inc. from 1993 to January 2003. Mr. Satre was a director of Harrah’s from 1988 through 2004, serving as Chairman of the Board of Harrah’s since 1997. He presently serves on the boards of directors of the National Center for Responsible Gaming, the Nevada Cancer Institute, TABCORP Holdings Limited of Australia, Sierra Pacific Resources and Nordstrom, Inc. and is a trustee of Stanford University.

Stuart M. Sloan.   Mr. Sloan has been a principal of Sloan Capital Companies, a private investment company, since 1984. Mr. Sloan was also the Chairman of the Board from 1986 to 1998 and the Chief Executive Officer from 1991 to 1996 of Quality Food Centers, Inc., a supermarket chain. He currently serves on the boards of directors of Anixter International, Inc. and J. Crew Group, Inc.

Jonathan D. Sokoloff.   Mr. Sokoloff has been a Managing Partner of Leonard Green & Partners, L.P. since 1994. Leonard Green & Partners, L.P. is an affiliate of Green Equity Investors III, L.P. and is a private equity firm based in Los Angeles, California. Since 1990, Mr. Sokoloff has also been a partner in a merchant banking firm affiliated with Leonard Green & Partners, L.P. Mr. Sokoloff is also a director of Dollar Financial Group, Inc. and The Sports Authority, Inc. Mr. Sokoloff previously was elected as a director pursuant to director nomination rights granted to Green Equity Investors III, L.P. under an October 27, 1999 agreement between Rite Aid and Green Equity Investors with respect to the purchase of 3,000,000 shares of Rite Aid preferred stock.

Marcy Syms.   Ms. Syms has been Chief Executive Officer and a Director of Syms Corp., a chain of retail clothing stores, since 1983. She currently serves on the board of directors of American Materials Corporation, Manhattan Theatre Club, New York Chapter of the American Heart Association and the Women’s Economic Roundtable. She is also chair of the Advisory Board for the Federal Reserve Bank of New York.

Corporate Governance

The Board of Directors recognizes that good corporate governance is an important means of protecting the interests of the Company’s stockholders, associates, customers, and the community. The Company has closely monitored and implemented relevant legislative and regulatory corporate governance reforms, including provisions of the Sarbanes-Oxley Act of 2002, the rules of the Securities and Exchange Commission (“SEC”) interpreting and implementing Sarbanes-Oxley, and the corporate governance listing standards of the New York Stock Exchange (“NYSE”).

Website Access to Corporate Governance Materials.   The Company’s corporate governance information and materials, including our Certificate of Incorporation, Bylaws, Corporate Governance Guidelines, Board committee charters, Code of Ethics for the Chief Executive Officer and Senior Financial Officers and Code of Ethics and Business Conduct, are posted on the corporate governance subsection of the investor information section of the Company’s website at www.riteaid.com and are available in print upon request to Rite Aid Corporation, 30 Hunter Lane, Camp Hill, Pennsylvania 17011, Attention: Secretary. The Board regularly reviews corporate governance developments and will modify these materials and practices from time to time as warranted.

Codes of Ethics.   The Board has adopted a Code of Ethics that is applicable to our Chief Executive Officer and senior financial officers. The Board has also adopted a Code of Ethics and Business Conduct that applies to all of our officers, directors and associates. Any amendment to either code or any waiver of either code for executive officers or directors will be disclosed on the corporate governance subsection of the investor information section of the Company’s website at www.riteaid.com.

Director Independence.   For a director to be considered independent under the NYSE listing standards, the Board of Directors must determine that the director does not have any direct or indirect material relationship with the Company, including any of the relationships specifically proscribed by the

NYSE independence standards. Only independent directors may serve on the Audit Committee, Compensation Committee and Nominating and Governance Committee.

The Board considers all relevant facts and circumstances in making independence determinations.

The Board of Directors has determined that all of the directors, other than Ms. Sammons and Messrs. Miller, Danhakl and Sokoloff, including those who serve on the Audit, Compensation and Nominating and Governance Committees satisfy the independence requirements of the NYSE listing standards and that the members of the Audit Committee satisfy the additional independence requirements of Rule 10A-3 under the Securities Exchange Act of 1934 and the NYSE requirements for audit committee members. The independent directors have no relationships with Rite Aid other than being a director, except that George G. Golleher also serves on the Board of Directors of General Nutrition Centers, which does business with the Company. As Mr. Golleher serves only as an outside director of, and is not an officer of or otherwise employed by, General Nutrition Centers, the Board determined that the relationship between the Company and General Nutrition Centers does not constitute a material relationship between Mr. Golleher and the Company.

Majority Voting Policy.   On April 5, 2006, the Board adopted a majority voting policy. Under the policy, in non-contested elections, if a director nominee receives a greater number of votes “withheld” from his or her election than votes “for” such election, the director must promptly tender his or her resignation for consideration by the Nominating and Governance Committee. The Nominating and Governance Committee must promptly consider such tendered resignation and recommend to the Board whether to accept or reject it. The Board’s explanation of its decision would then be promptly disclosed in an SEC filing. A copy of the policy is attached as Appendix A.

Committees of the Board of Directors

Audit Committee.   The Audit Committee, which held ten meetings during fiscal year 2006, currently consists of Alfred M. Gleason (Chairman), George G. Golleher, Robert A. Mariano, Philip G. Satre and Marcy Syms each of whom, the Board has determined, is an independent director under the NYSE listing standards and satisfies the additional independence requirements of Rule 10A-3 under the Securities Exchange Act of 1934 and the additional requirements of the NYSE listing standards for audit committee members. See “Corporate Governance—Director Independence” above. The Board has determined that George G. Golleher qualifies as an “audit committee financial expert” as that term is defined under applicable SEC rules. The functions of the Audit Committee include the following:

•       Appointing, compensating and overseeing the Company’s independent registered public accounting firm (“independent auditors”),

•       Overseeing management’s fulfillment of its responsibilities for financial reporting and internal control over financial reporting, and

•       Overseeing the activities of the Company’s internal audit function.

The independent auditors and internal auditors meet with the Audit Committee with and without the presence of management representatives. For additional information, see “Audit Committee Report.”

Compensation Committee.   The Compensation Committee, which met four times and acted on three occasions by unanimous written consent during fiscal year 2006, currently consists of Philip G. Satre (Chairman), Michael A. Friedman, MD and Stuart M. Sloan, each of whom, the Board has determined, is an independent director under the NYSE listing standards. See “Corporate Governance—Director Independence” above. The functions of the Compensation Committee include the following:

•       Administering the Company’s stock option and other equity incentive plans,

•       Determining and approving the compensation levels for the Chief Executive Officer, and

•       Reviewing and recommending to the Board of Directors other senior officers’ compensation levels.

For additional information, see “Report of the Compensation Committee on Executive Compensation.”

Nominating and Governance Committee.   The Nominating and Governance Committee, which held one meeting during fiscal year 2006, currently consists of Stuart M. Sloan (Chairman),  Michael A. Friedman, MD and George G. Golleher, each of whom, the Board has determined, is an independent director under the NYSE listing standards. See “Corporate Governance—Director Independence” above. The functions of the Nominating and Governance Committee include the following:

•       Identifying and recommending to the Board individuals qualified to serve as directors of the Company;

•       Recommending to the Board directors to serve on committees of the Board;

•       Advising the Board with respect to matters of Board composition and procedures;

•       Developing and recommending to the Board a set of corporate governance principles applicable to the Company and overseeing corporate governance matters generally; and

•       Overseeing the annual evaluation of the Board and the Company’s management.

Executive Committee.   The members of the Executive Committee are Robert G. Miller (Chairman), Mary F. Sammons, Stuart M. Sloan and Jonathan D. Sokoloff. The Executive Committee did not meet during fiscal year 2006. However, on one occasion in fiscal year 2006, the Executive Committee acted by unanimous written consent. The Executive Committee, except as limited by Delaware law, is empowered to exercise all of the powers of the Board of Directors.

Nomination of Directors

The Nominating and Governance Committee will consider director candidates recommended by stockholders. In considering such recommendations, the Nominating and Governance Committee will take into consideration the needs of the Board and the qualifications of the candidate. The Nominating and Governance Committee may also take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held. To have a candidate considered by the Nominating and Governance Committee, a stockholder must submit the recommendation in writing and must include the following information:

•       The name of the stockholder and evidence of the person’s ownership of Company stock, including the number of shares owned and the length of time of ownership; and

•       The name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a director of the Company and the person’s consent to be named as a director if selected by the Nominating and Governance Committee and nominated by the Board.

The stockholder recommendation and information described above must be sent to Rite Aid Corporation, 30 Hunter Lane, Camp Hill, Pennsylvania 17011, Attention: Secretary. The Nominating and Governance Committee will accept recommendations of director candidates throughout the year; however, in order for a recommended director candidate to be considered for nomination to stand for election at an upcoming annual meeting of stockholders, the recommendation must be received by the Secretary not less than 120 days prior to the anniversary date of the Company’s most recent annual meeting of stockholders.

The Nominating and Governance Committee believes that the minimum qualifications for serving as a director of the Company are that a candidate demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board’s oversight of the business and affairs of the Company and have an impeccable record and reputation for honest and ethical conduct in his or her professional and personal activities. In addition, the Nominating and Governance Committee examines a candidate’s specific experiences and skills, time availability in light of other commitments, potential conflicts of interest and independence from management and the Company. The Nominating and Governance Committee also seeks to have the Board represent a diversity of backgrounds and experience.

The Nominating and Governance Committee identifies potential candidates by asking current directors and executive officers to notify the Committee if they become aware of persons, meeting the criteria described above, who have had a change in circumstances that might make them available to serve on the Board—for example, retirement as a CEO or CFO of a public company or exiting government or military service. The Nominating and Governance Committee also, from time to time, may engage firms that specialize in identifying director candidates. As described above, the Committee will also consider candidates recommended by stockholders.

Once a person has been identified by the Nominating and Governance Committee as a potential candidate, the Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Nominating and Governance Committee determines that the candidate warrants further consideration, the Chairman or another member of the Committee contacts the person. Generally, if the person expresses a willingness to be considered and to serve on the Board, the Nominating and Governance Committee requests information from the candidate, reviews the person’s accomplishments and qualifications, including in light of any other candidates that the Committee might be considering, and conducts one or more interviews with the candidate. In certain instances, Committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments. The Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a stockholder, although, as stated above, the Board may take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held.

Executive Sessions of Non-Management Directors

In order to promote discussion among the non-management directors, regularly scheduled executive sessions (i.e., meetings of non-management directors without management present) are held to review such topics as the non-management directors determine. These sessions are presided over by the chair of the Nominating and Governance Committee, chair of the Audit Committee or chair of the Compensation Committee depending on the subject matter to be covered in the meeting. The non-management directors met in executive session five times during fiscal year 2006.

Communications with the Board of Directors

The Board has established a process to receive communications from stockholders and other interested parties. Stockholders and other interested parties may contact any member (or all members) of the Board, any Board committee or any chair of any such committee by mail or electronically. To communicate with the Board of Directors, the non-management directors, any individual directors or committee of directors, correspondence should be addressed to the Board of Directors or any such individual directors or committee of directors by either name or title. All such correspondence should be sent to Rite Aid Corporation, c/o Secretary, P.O. Box 3165, Harrisburg, Pennsylvania 17105. To communicate with any of the directors electronically, stockholders should go to the Company’s website at www.riteaid.com. Under the headings “Investor Information/Corporate Governance/Contact Our Board” you will find an on-line form that may be used for writing an electronic message to the Board, the non-management directors, any individual directors, or any committee of directors. Please follow the instructions on the website in order to send your message.

All communications received as set forth above will be opened by the Secretary for the purpose of determining whether the contents represent a message to the directors, and depending on the facts and circumstances outlined in the communication, will be distributed to the Board, the non-management directors, an individual director, or committee of directors, as appropriate. The Secretary will make sufficient copies of the contents to send to each director who is a member of the Board or of the committee to which the envelope or e-mail is addressed.

Directors’ Attendance at Board, Committee and Annual Meetings

The Board of Directors held five regular meetings and one special meeting during fiscal year 2006. Each incumbent director of the Company attended at least 75% of the aggregate of the meetings of the Board of Directors and meetings held by all committees on which such director served, during the period for which such director served.

It is the Company’s policy that directors are invited and encouraged to attend the Annual Meeting of Stockholders. All of our directors were in attendance at the 2005 Annual Meeting of Stockholders.

Directors’ Compensation

Except for Robert G. Miller, whose compensation arrangements are discussed in the section entitled “Employment and Employment-Related Agreements and Termination of Employment—Agreement with Mr. Miller as Chairman,” and except as noted below under the director compensation plan, each non-employee director other than Messrs. Danhakl and Sokoloff (who are affiliated with Leonard Green & Partners L.P., an entity that provides services to the Company, as discussed under “Certain Relationships and Related Transactions”) receives an annual payment of $50,000 in cash, payable quarterly in arrears, except that the annual payment to each non-employee director who is a member of the Audit Committee is $60,000. In addition, the chair of the Audit Committee receives an additional annual payment of $15,000. Each non-employee director who chairs a committee of the Board other than the Audit Committee receives an additional annual payment of $7,500. Directors who are officers and full-time employees of the Company and Messrs. Danhakl and Sokoloff receive no separate compensation for service as directors or committee members. Directors are reimbursed for travel and lodging expenses associated with attending Board of Directors meetings.

Each person who was first elected or appointed as a director after January 1, 2002 and who is eligible to receive compensation for serving as a director shall, on the date first elected or appointed, receive non-qualified stock options to purchase 100,000 shares of Common Stock. In addition, non-employee directors other than Messrs. Danhakl and Sokoloff are entitled to annually receive non-qualified stock options to purchase 50,000 shares of Common Stock. All of the options received by the directors vest ratably over a three-year period beginning on the first anniversary of the date they were granted. None of such options vests after the non-employee director ceases to be a director, except in the case of a director whose service terminates after he or she reaches age 72, in which case such options will vest immediately upon termination. All of the options vest immediately upon a change in control. In accordance with the foregoing, the following number of options to purchase shares of Common Stock were issued under the Company’s 2001 Stock Option Plan to the following directors: on June 23, 2005, Messrs. Friedman, Gleason, Golleher, Miller, Satre and Sloan each received options to purchase 50,000 shares, with an exercise price of $4.11 per share; and on September 21, 2005, the date that Ms. Syms and Messrs. Anderson and Mariano were appointed to the Board of Directors, each of them received non-qualified stock options to purchase 100,000 shares with an exercise price of $3.65 per share .

In fiscal year 2006, Rite Aid’s non-employee directors also received $1,000 for each Board of Directors and committee meeting attended or $1,500 for each meeting attended at which such non-employee director served as the chairman of a committee, except that John G. Danhakl and Jonathan D. Sokoloff received no such compensation.

The following table provides a summary of the cash component of director compensation, comprising the annual retainer and meeting fees, paid during fiscal year 2006 to non-employee directors, other than Messrs. Danhakl, Sokoloff and Miller:

Name	Annual Retainer Fee ($)	Meeting Fee ($)
Joseph B. Anderson, Jr.	13,889	2,000
Michael A. Friedman, MD	50,000	8,000
Alfred M. Gleason	75,000	18,000
George G. Golleher	60,000	22,500
Robert A. Mariano	13,889	2,000
Philip G. Satre	36,250	11,000
Stuart M. Sloan	57,500	13,000
Marcy Syms	13,889	3,000

PROPOSAL NO. 2

STOCKHOLDER PROPOSAL—MAJORITY VOTE STANDARD IN THE ELECTION OF DIRECTORS

The Carpenters Benefit Funds, 350 Fordham Road, Wilmington, Massachusetts 01887, owner of approximately 2,600 shares of Common Stock (based on information provided to us by the Carpenters Benefit Funds), has notified the Company that it intends to present the following proposal at the Annual Meeting:

RESOLVED:   That the shareholders of Rite Aid Corporation (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s governance documents (certificate of incorporation or bylaws) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders.

Supporting Statement:   Presently, a committee of our Company’s Board of Directors selects nominees to stand for election to the Board, a task for which it is well suited. And like most companies, our Company uses a plurality vote standard for director elections. But because nominees almost always run unopposed and under a plurality vote standard can be elected with as little as a single affirmative vote, board nomination is tantamount to board election.

In order to provide shareholders a meaningful role in director elections, we believe that the director election vote standard should be changed to a majority vote standard as permitted by Delaware corporate law. The proposed standard would require that a nominee receive a majority of the votes cast in order to be elected, or in the case of an incumbent director nominee re-elected. The standard is particularly well suited for the vast majority of director elections in which only board nominated candidates are on the ballot. In contested elections, in which shareholders have a choice among competing candidates, the current plurality vote system is an effective vote standard. Establishing a majority vote standard in board elections would mean that shareholder votes, not a board’s nomination, would determine whether a nominee is elected or rejected.

It is important to note that under Delaware law if a majority vote standard were in place, an incumbent director that fails to receive a majority vote would not be reelected, but would continue to hold office “until such director’s successor is elected and qualified or until such director’s earlier resignation or removal.” In other words, an incumbent director that fails to be re-elected continues to hold office as a “holdover director”, while a non-incumbent director nominee’s failure to secure a majority vote could create a board vacancy.

These potential election outcomes highlight the need for boards to develop post-election policies and practices. We believe that boards of directors, in the exercise of their fiduciary responsibilities to the corporation and shareholders, would be compelled to establish post-election “holdover director” and board vacancy policies and practices designed to give effect to the shareholder vote in a manner that serves the best interests of the shareholders and the corporation. We note that in response to strong shareholder support for a majority vote standard, a number of companies, while maintaining the plurality standard, have adopted director resignation policies to address the status of elected board nominees that receive a majority of “withhold” votes. We believe that these director resignation policies, since they are still coupled with a plurality vote standard, are wholly inadequate responses to the call for the adoption of a majority vote standard.

THE BOARD OF DIRECTORS’ STATEMENT IN OPPOSITION

The Board of Directors recommends a vote “against” Proposal No. 2 because the Board has already implemented a majority voting policy that it believes represents a best practice approach and provides an effective process to achieve the proposal’s objective.

On April 5, 2006, the Board adopted a majority voting policy (see the policy attached as Appendix A). Under the policy, in non-contested elections, if a director nominee receives a greater number of votes “withheld” from his or her election than votes “for” such election, the director must promptly tender his or her resignation for consideration by the Nominating and Governance Committee. The Nominating and Governance Committee must promptly consider such tendered resignation and recommend to the Board whether to accept or reject it. The Board’s explanation of its decision would then be promptly disclosed in an SEC filing.

While the Board shares the proponent’s goals of fair elections and strong corporate governance, the Board believes that the recently adopted majority voting policy is a better approach to achieving the proposal’s objectives at this time. The Board believes that a change in the voting standard by which directors are elected, at this time, would not serve the best interests of the Company and its stockholders.

Rite Aid is incorporated under the laws of the State of Delaware. Pursuant to Delaware law and Rite Aid’s Bylaws, directors are elected by a plurality of the votes cast by stockholders, which means those director nominees receiving the largest number of votes cast “For” the nominee are elected. The plurality vote standard remains the accepted standard for the election of directors of U.S. public companies.

The Board believes that the implementation of a majority vote standard as proposed would result in ambiguity and uncertainty in the conduct of Board elections. The majority vote standard presents complex legal and practical issues that the proposal does not resolve. For example, the proposal does not address what would occur if no candidate receives the requisite majority vote. This could have unintended consequences, such as permitting the prior directors, including those the Board was proposing to replace, to remain in office until successors are elected and qualified. The proposal also does not address how or when the Company would fill any vacancy resulting from a nominee not receiving the requisite majority vote. Furthermore, vacancies caused by the loss of the Board’s independent directors could impact the Company’s ability to comply with the New York Stock Exchange’s corporate governance listing requirements relating to the independence and financial literacy of directors.

Moreover, the Board believes the proposal is premature. Majority voting for the election of directors has become a popular issue in the last year or two and has been receiving increasing press coverage and scholarly debate. Neither the American Bar Association Section of Business Law Committee on Corporate Laws, which is chaired by E. Norman Veasey, a former chief justice of the Delaware Supreme Court, nor the Working Group, made up of a number of large companies and institutional investors, has issued final reports or recommendations.

Because law and practice in this area are evolving, the Board believes it would be premature to introduce an alternative voting system beyond the policy on director elections recently adopted by the Board until the issues associated with the application of a majority vote standard have been further clarified. The Board intends to monitor and evaluate the progress and recommendations of these and other studies and to continue to consider carefully whether changes to the current system are appropriate and in the best interests of Rite Aid and its stockholders.

We urge you to vote against Proposal No. 2.

RECOMMENDATION

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
YOU VOTE “AGAINST” THE STOCKHOLDER PROPOSAL

EXECUTIVE OFFICERS

Officers are appointed annually by the Board of Directors and serve at the discretion of the Board of Directors. Set forth below is information regarding the current executive officers of Rite Aid.

Name	Age	Position with Rite Aid
Mary F. Sammons*	59	Director, President and Chief Executive Officer
James P. Mastrian	63	Chief Operating Officer
Mark C. Panzer	49	Senior Executive Vice President, Chief Marketing Officer
Jerry Mark deBruin	47	Executive Vice President, Pharmacy
Robert B. Sari	50	Executive Vice President, General Counsel and Secretary
Kevin Twomey	55	Executive Vice President, Chief Financial Officer
Douglas E. Donley	43	Senior Vice President, Chief Accounting Officer

*                    Ms. Sammons’ biographical information is provided above in the section identifying the director nominees.

James P. Mastrian.   Mr. Mastrian was appointed Chief Operating Officer in October 2005. He has been Senior Executive Vice President, Marketing, Logistics and Pharmacy Services from November 2002 to October 2005, and was Senior Executive Vice President, Marketing and Logistics of Rite Aid from October 2000 until November 2002. Prior to that he was Executive Vice President, Marketing from November 1999 to October 2000. Mr. Mastrian was also Executive Vice President, Category Management of Rite Aid from July 1998 to November 1999. Mr. Mastrian was Senior Executive Vice President, Merchandising and Marketing of OfficeMax, Inc. from June 1997 to July 1998 and Executive Vice President, Marketing of Revco D.S., Inc. from July 1994 to June 1997.

Mark C. Panzer.   Mr. Panzer was appointed Senior Executive Vice President, Chief Marketing Officer in October 2005. He had been Senior Executive Vice President, Store Operations from June 2002 to October 2005, and was Executive Vice President, Store Operations since June 2001. Prior to that, he served as Senior Vice President, Marketing & Sales, General Merchandise at Albertson’s, Inc. from 1998 to 2001, when Albertson’s, Inc. merged with his former employer American Stores Company. From 1989 to 1998, Mr. Panzer held several senior positions at American Stores Company including District Manager, Director of Sales and Marketing, Vice President of Sales, Marketing & Advertising and Senior Vice President of Marketing & Formats.

Jerry Mark deBruin.   Mr. deBruin was appointed Executive Vice President, Pharmacy in October 2005. He had been Senior Vice President, Pharmacy Services from February 2003 to October 2005. Prior to that, he served as Vice President, Managed Health Care and Pharmacy at Albertson’s from December 1999 to January 2003, when Albertson’s, Inc. merged American Stores Company. From 1994 to 1999, Mr. de Bruin held several senior positions at American Stores Company including General Manager and Vice President of RxAmerica, a pharmacy benefits management company owned by American Stores Company and Long’s Drug Stores Corporation.

Robert B. Sari.   Mr. Sari was appointed Executive Vice President, General Counsel in October 2005. He had been Senior Vice President, General Counsel and Secretary from June 2002 to October 2005. Mr. Sari served as Senior Vice President, Deputy General Counsel and Secretary from October 2000 until May 2002. From May 2000 to October 2000, he served as Vice President, Law and Secretary. Mr. Sari served as Associate Counsel from May 1997 to May 2000. Prior to May 1997, Mr. Sari was Vice President, Legal Affairs for Thrifty PayLess, Inc.

Kevin Twomey.   Mr. Twomey was appointed Executive Vice President, Chief Financial Officer in October 2005. He had been Senior Vice President and Chief Accounting Officer from December 2000 to October 2005. From September 1989 to November 2000, Mr. Twomey held several accounting and finance management positions at Fleming Companies, Inc., a food marketing and distribution company. He was Senior Vice President—Finance and Control at Fleming, a position he held from October 1999 to November 2000, when he left Fleming. Prior to joining Fleming, he was an audit partner at Deloitte & Touche.

Douglas E. Donley.   Mr. Donley was appointed Senior Vice President, Chief Accounting Officer in October 2005. He had been Group Vice President, Corporate Controller from 1999 to October 2005. Mr. Donley served as a financial analyst for Rite Aid from 1996 to 1999. He was an internal auditor for Harsco Corporation from 1994 to 1996. Prior to joining Harsco, he was an auditor for KPMG Peat Marwick. In March 2006, Mr. Donley was charged with offenses related to driving under the influence. A preliminary hearing has been scheduled for June 2006 for the purpose of determining if there is enough evidence to forward these charges to the County Court. The Company believes that these matters do not adversely affect his fitness to serve as an officer.

Executive Officer Compensation

The following table provides a summary of compensation paid during the last three fiscal years to Rite Aid’s Chief Executive Officer and the four other most highly compensated executive officers who were serving as executive officers at the end of fiscal year 2006 and one additional highly compensated officer, John T. Standley, who served as an executive officer until August 2005. As used herein, the term “Named Executive Officers” means all persons identified in the Summary Compensation Table.

SUMMARY COMPENSATION TABLE

	Annual Compensation					Long-Term Compensation
Name and Principal Position	Fiscal Year	Salary(1)	Bonus(2)	Other Annual Compensation		Restricted Stock Awards(3)		Securities Underlying Option Grants/ SARs	All Other Compensation
Mary F. Sammons	2006	1,240,000	165,000	108,454	(4)	107,998	(7)	267,001	5,406	(10)
Director, President &	2005	1,240,000	—	72,468	(5)	599,999	(8)	292,208	4,902
Chief Executive Officer	2004	1,240,000	1,498,161	123,776	(6)	—		—	4,902
James P. Mastrian	2006	710,385	85,250	98,341	(4)	1,170,239	(7)	119,261	172,386	(11)
Chief Operating Officer	2005	650,000	—	61,341	(5)	259,999	(8)	126,623	148,737
	2004	610,096	702,263	—		680,000	(9)	—	88,402
Mark C. Panzer	2006	600,000	66,000	—		43,200	(7)	106,800	145,088	(12)
Senior Executive Vice	2005	575,000	—	71,432	(5)	230,000	(8)	112,013	129,938
President, Chief Marketing Officer	2004	509,134	589,901	—		326,400	(9)	—	84,752
John T. Standley	2006	464,115	—	—		48,239	(7)	119,261	41,920	(13)
Former Senior Executive	2005	830,000	—	72,408	(5)	259,999	(8)	126,623	718
Vice President, Chief	2004	805,000	702,263	—		—		—	690
Administrative Officer &
Chief Financial Officer
Robert B. Sari	2006	350,096	22,000	—		14,533	(7)	35,931	83,935	(14)
Executive Vice President,	2005	325,000	—	—		77,997	(8)	37,380	78,493
General Counsel	2004	312,000	186,970	—		—		—	75,317
Kevin Twomey	2006	366,442	24,933	—		14,533	(7)	35,931	87,943	(15)
Executive Vice President,	2005	328,000	—	175,246	(5)	78,716	(8)	37,725	79,613
Chief Financial Officer	2004	316,808	189,967	—		—		—	76,812

(1)             Salary amounts for Ms. Sammons and Mr. Standley include amounts contributed by Rite Aid to each such executive officer’s account under the supplemental executive retirement plan in which they participate.

(2)             Bonus amounts represent amounts earned in each respective fiscal year, not necessarily paid in each year. For fiscal year 2006, amounts reflect a bonus for improvements to customer service.

(3)             The amounts shown in this column represent the dollar value of common stock of the Company on the date of grant of the unvested restricted stock. With respect to restricted stock awards (but not with respect to awards of restricted stock units, discussed in footnote 8 below), each Named Executive Officer has the right to vote the shares of restricted stock and to receive any dividends paid on such shares.

(4)             “Other Annual Compensation” includes the following for fiscal year 2006: For Ms. Sammons: $87,654 for personal use of the Company aircraft, a $12,000 car allowance, and $8,800 for financial planning services. For Mr. Mastrian: $59,304 for personal use of the Company aircraft, $7,037 for personal use of company car, a $12,000 car allowance and $20,000 in financial planning services.

(5)             “Other Annual Compensation” includes the following for fiscal year 2005: For Ms. Sammons: $60,468 for personal use of the Company aircraft and a $12,000 car allowance. For Mr. Mastrian: $23,876 for personal use of the Company aircraft, $37,158 for personal use of company car and $307 in employer paid taxes. For Mr. Panzer: $44,052 for personal use of the Company aircraft, $27,134 for personal use of company car and $246 in employer paid taxes. For Mr. Standley: $36,496 for personal use of the Company aircraft, $31,664 for personal use of company car, a $4,000 car allowance and $248 in employer paid taxes. For Mr. Twomey: $12,000 car allowance, $2,367 in employer paid taxes and $160,879 in reimbursable moving expenses.

(6)             “Other Annual Compensation” includes the following for fiscal year 2004: For Ms. Sammons: $111,776 for personal use of the Company aircraft and a $12,000 car allowance.

(7)             During fiscal year 2006, the named executive officers received restricted stock awards that vest with the passage of time. On June 23, 2005, the following executives were awarded the following number of shares of restricted common stock: Ms. Sammons was awarded 26,277 shares, Mr. Mastrian was awarded 11,737 shares, Mr. Panzer was awarded 10,511 shares, Mr. Standley was awarded 11,737 shares, Mr. Twomey was awarded 3,536 shares, and Mr. Sari was awarded 3,536 shares; restrictions on one-third of such respective shares lapsed or will lapse on each of June 23, 2006, June 23, 2007, and June 23, 2008. On October 10, 2005, in connection with Mr. Mastrian’s promotion to Chief Operating Officer, he was awarded 300,000 shares, restrictions on which will lapse on October 10, 2007. The value of the unvested shares of restricted stock as of March 4, 2006 was as follows: $107,473 for Ms. Sammons’, $1,275,004 for Mr. Mastrian’s, $42,990 for Mr. Panzer’s, $14,462 for Mr. Twomey’s and $14,462 for Mr. Sari’s. Mr. Standley forfeited all unvested shares when he resigned from the Company in August 2005.

(8)             During fiscal year 2005, the named executive officers received two types of restricted stock awards: (1) restricted shares that vest with the passage of time, and (2) restricted stock units that will vest only if certain performance targets are met.

With respect to time-based restricted shares, on June 24, 2004, the following executives were awarded the following number of shares of restricted common stock: Ms. Sammons was awarded 27,881 shares, Mr. Mastrian was awarded 12,082 shares, Mr. Panzer was awarded 10,688 shares and Mr. Standley was awarded 12,082 shares; restrictions on one-third of such respective shares lapsed or will lapse on each of June 24, 2005, June 24, 2006, and June 24, 2007. The value of the unvested shares of restricted stock as of February 26, 2005 was as follows: $95,911 for Ms. Sammons’, $41,562 for Mr. Mastrian’s, $36,767 for Mr. Panzer’s and $41,562 for Mr. Standley’s. On April 7, 2004, Mr. Twomey was awarded 3,644 shares of restricted common stock and Mr. Sari was awarded 3,611 shares of restricted common stock. Restrictions on one-third of such shares lapsed or will lapse on each of April 7, 2005, April 7, 2006, and April 7, 2007. The value of the unvested shares as of February 26, 2005 for Mr. Twomey’s restricted stock was $12,535 and for Mr. Sari’s restricted stock was $12,422. Mr. Standley forfeited 8,054 unvested shares when he resigned from the Company in August 2005.

With respect to performance-based stock units, on June 24, 2004, the following executives were awarded the following number of stock units: Ms. Sammons was awarded 83,643 units, Mr. Mastrian was awarded 36,245 units, Mr. Panzer was awarded 32,063 units and Mr. Standley was awarded 36,245 units; on April 7, 2004, Mr. Twomey was awarded 10,933 units and Mr. Sari was awarded 10,833 units. Vesting for all such performance units will occur, provided performance targets are met, on March 3, 2007 (the end of the Company’s fiscal year 2007) or such later date that EBITDA performance for the period of fiscal years 2005 to 2007 is determined. The value of the unvested restricted stock units as of February 26, 2005 was as follows: $287,732 for Ms. Sammons’, $124,683 for Mr. Mastrian’s, $110,297 for Mr. Panzer’s, $124,683 for Mr. Standley’s, $37,610 for Mr. Twomey’s, and $37,266 for Mr. Sari’s. Mr. Standley forfeited all 36,245 unvested units when he resigned from the Company in August 2005.

(9)             On September 23, 2003, Mr. Mastrian was awarded 125,000 shares of restricted stock and Mr. Panzer was awarded 60,000 shares of restricted common stock; in each case, restrictions on one-third of such shares lapsed or will lapse on each of September 23, 2004, September 23, 2005, and September 23, 2006.

(10)       Represents supplemental life insurance premiums paid by the Company.

(11)       Represents $5,186 in supplemental life insurance premiums paid by the Company and a defined supplemental retirement plan contribution of $167,200 by Mr. Mastrian.

(12)       Represents $1,088 in supplemental life insurance premiums paid by the Company and a defined supplemental retirement plan contribution of $144,000 by Mr. Panzer.

(13)       Represents $370 in supplemental life insurance premiums paid by the Company and $41,550 in relation to deferred compensation paid to Mr. Standley. Mr. Standley’s deferred compensation balance at the time of his resignation was $993,877, which will be paid in five equal installments. One payment of $184,458 was made during fiscal year 2006, of which $41,550 represented earnings on the contributions made.

(14)       Represents $595 in supplemental life insurance premiums paid by the Company and a defined supplemental retirement plan contribution of $83,340 by Mr. Sari.

(15)       Represents $1,603 in supplemental life insurance premiums paid by the Company and a defined supplemental retirement plan contribution of $86,340 by Mr. Twomey.

 Option Grants in the Fiscal Year

The following table sets forth certain information regarding options granted in fiscal year 2006 to the Named Executive Officers.

Name	Number of Securities Underlying Options Granted (#)(1)	Percent of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/Sh)(2)	Expiration Date	Grant Date Present Value ($)(3)
Mary F. Sammons	267,001	3.48%	$4.11	6/23/15	$539,342
James P. Mastrian	119,261	1.55%	4.11	6/23/15	240,907
Mark C. Panzer	106,800	1.39%	4.11	6/23/15	215,736
John T. Standley	119,261	1.55%	4.11	6/23/15	240,907
Robert B. Sari	35,931	0.47%	4.11	6/23/15	72,581
Kevin Twomey	35,931	0.47%	4.11	6/23/15	72,581

(1)          Options vest ratably over a four-year period beginning on the first anniversary of the date of grant.

(2)          All options have an exercise price equal to the fair market value on the date of grant.

(3)          The hypothetical present values on the grant date were calculated under the Black-Scholes option pricing model, which is a mathematical formula used to value options traded on stock exchanges. The formula considers a number of assumptions in hypothesizing an option’s present value. Assumptions used to value the options include the stock’s expected volatility rate of 59%, projected dividend yield of 0%, a risk-free rate of return of 4.0%, and an estimated life of the option of four years. The ultimate realizable value of an option will depend on the actual market value of the Common Stock on the date of exercise as compared to the exercise price of the option. Consequently, there is no assurance that the hypothetical present value of the stock options reflected in this table will be realized.

Option Exercises and Fiscal Year-End Values

The following table summarizes the aggregate value of all stock options held as of March 4, 2006 by the Named Executive Officers and option exercises during fiscal year 2006. No Named Executive Officer holds any stock appreciation rights.

	Shares Acquired on	Value Realized	Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)		Value of Unexercised In-the-Money Options At Fiscal Year-End ($)(1)
Name	Exercise (#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Mary F. Sammons	—	$—	7,495,268	611,157	$5,743,155	$248,750
James P. Mastrian	—	—	2,325,406	289,228	1,243,514	149,250
Mark C. Panzer	—	—	1,153,004	265,809	1,092,750	149,250
John T. Standley	940,796	947,825	1,000,000	—	1,340,000	—-
Robert B. Sari	75,000	151,500	378,720	82,716	327,386	37,313
Kevin Twomey	—	—	535,682	82,974	378,538	37,313

(1)          “In-the-Money” options are options with an exercise price less than the market price of the Common Stock on March 4, 2006. The value of such options is calculated using a stock price of $4.09, which was the closing price of the Common Stock on the NYSE on March 3, 2006.

Long-Term Incentive Plan Awards

The following table presents the grants of performance-based stock units during fiscal 2006 to the Named Executive Officers.

			Estimated Future Payouts Under Non-Stock Price Based Plans
NAME	Number of units	Performance Period until Payout	Minimum threshold (# shares)	Target (# shares)	Maximum (# shares)
Mary F. Sammons	78,832	3/1/2008	39,416	78,832	157,664
James P. Mastrian	35,212	3/1/2008	17,606	35,212	70,424
Mark C. Panzer	31,533	3/1/2008	15,767	31,533	63,066
John T. Standley(1)	35,212	3/1/2008	17,606	35,212	70,424
Robert B. Sari	10,609	3/1/2008	5,305	10,609	21,218
Kevin Twomey	10,609	3/1/2008	5,305	10,609	21,218

(1)          Mr. Standley’s units were forfeited when he resigned from the Company in August 2005.

On June 23, 2005, the named executive officers received grants of performance-based stock units that will be earned based upon the achievement of a percentage of a three-year cumulative EBITDA goal. Vesting for all the performance units will occur, provided performance targets are met, on March 1, 2008 (the end of the Company’s fiscal year 2008) or such later date as the EBITDA performance for fiscal years 2006-2008 is determined. The award payout will be the equivalent to the cash value of one share of stock for each unit earned.

EMPLOYMENT AND EMPLOYMENT-RELATED AGREEMENTS AND
TERMINATION OF EMPLOYMENT

Executive Employment Agreements

On December 5, 1999, Rite Aid entered into an employment agreement with Mary F. Sammons. On November 18, 2000, Rite Aid entered into an employment agreement, effective as of September 27, 2000, with James P. Mastrian; on June 27, 2001, Rite Aid entered into an employment agreement with Mark C. Panzer; on February 28, 2001 Rite Aid entered into an employment agreement with Robert Sari and on September 1, 2003, Rite Aid entered into an employment agreement with Kevin Twomey (collectively, the “Executives”).

Pursuant to their above-referenced individual employment agreements, each as amended:

•       Ms. Sammons was appointed President and Chief Operating Officer of Rite Aid and was appointed to Rite Aid’s Board of Directors, and is now President and Chief Executive Officer;

•       Mr. Mastrian was appointed Senior Executive Vice President, Marketing and Logistics, and is now Chief Operating Officer;

•       Mr. Panzer was appointed Executive Vice President of Store Operations and is now Senior Executive Vice President, Chief Marketing Officer;

•       Mr. Sari was appointed Senior Vice President, Deputy General Counsel and is now Executive Vice President, General Counsel; and

•       Mr. Twomey was appointed Senior Vice President, Chief Accounting Officer and is now Executive Vice President, Chief Financial Officer.

Term.   The term of Ms. Sammons’ and Messrs. Mastrian’s, Panzer’s, Sari’s and Twomey’s employment agreements commenced on the date of his or her employment agreement. Unless terminated earlier, each employment agreement will terminate on its third anniversary, and in the case of Messrs. Twomey’s and Sari’s employment agreements, the agreements will terminate on the second anniversary (such respective period, the “Employment Period”), but will automatically renew for an additional year on each anniversary of the effective date of the agreement (“Renewal Date”), unless either the Executive or Rite Aid provides the other with notice of non-renewal at least 180 days prior to a Renewal Date.

Salary and Incentive Bonus.   The respective agreements provide each Executive with a base salary and incentive compensation (which may be reviewed periodically for increase by the Compensation Committee) that includes, with respect to fiscal year 2006:

•       Ms. Sammons is entitled to receive an annual base salary of not less than $750,000 (and received an annualized base salary of $1,000,000 in fiscal year 2006). If Rite Aid’s performance meets certain targets in the future, Ms. Sammons may receive an annual bonus that, if awarded, will equal or exceed 150% of her annual base salary then in effect.

•       Mr. Mastrian is entitled to receive an annual base salary of not less than $575,000 (and received an annualized base salary of $710,385 in fiscal year 2006, taking into account an annual salary increase to $775,000 in connection with his promotion, which became effective in October 2005). If Rite Aid’s performance meets certain targets in the future Mr. Mastrian may receive an annual bonus that, if awarded, will equal or exceed 110% of his annual base salary then in effect.

•       Mr. Panzer is entitled to receive an annual base salary of not less than $375,000 (and received an annualized base salary of $600,000 in connection with his promotion, in fiscal year 2006). If Rite Aid’s performance meets certain targets in the future, Mr. Panzer may receive an annual bonus that, if awarded, will equal or exceed 100% of his annual base salary then in effect.

•       Mr. Sari is entitled to receive an annual base salary of not less than $225,000 (and received an annualized base salary of $350,096 in fiscal year 2006, taking into account an annual salary increase to $375,000 in connection with his promotion, which became effective in October 2005). If Rite Aid’s performance meets certain targets in the future, Mr. Sari may receive an annual bonus that, if awarded, will equal or exceed 60% of his annual base salary then in effect.

•       Mr. Twomey is entitled to receive an annual base salary of not less than $317,000 (and received an annualized base salary of $366,442 in fiscal year 2006, taking into account an annual salary increase to $425,000 in connection with his promotion, which became effective in October 2005). If Rite Aid’s performance meets certain targets in the future, Mr. Twomey may receive an annual bonus that, if awarded, will equal or exceed 60% of his annual base salary then in effect.

Other Benefits.   Pursuant to their employment agreements, each of the Executives is also entitled to participate in Rite Aid’s fringe benefit and perquisite programs and savings plans.

Restricted Stock and Options.   Pursuant to their employment agreements and individual stock option agreements, in December 1999, Ms. Sammons, in June 2001, Mr. Panzer and, in January 2001, Mr. Twomey received awards of restricted Rite Aid Common Stock and were granted options to purchase additional Rite Aid Common Stock as follows:

•       Ms. Sammons was granted an option to purchase 2,000,000 shares of Common Stock and was awarded 200,000 shares of restricted Common Stock.

•       Mr. Panzer was granted an option to purchase 500,000 shares of Common Stock and was awarded 65,000 shares of restricted Common Stock.

•       Mr. Twomey was granted an option to purchase 200,000 shares of Common Stock and was awarded 25,000 shares of restricted Common Stock.

Messrs. Mastrian and Sari did not receive any grants of options to purchase shares of Common Stock under their respective employment agreements.

Termination of Employment.   Upon written notice, the employment agreement of each of the Executives is terminable by either Rite Aid or the individual Executive seeking termination.

If Ms. Sammons is terminated by Rite Aid “without cause” or if she terminates her employment for “good reason” (as such terms are defined in Ms. Sammons’ employment agreement), then:

•       Ms. Sammons will be paid an amount equal to three times the sum of the annual base salary and target bonus plus any accrued but unpaid salary and bonus, with the maximum bonus that she is eligible to earn being pro-rated through the date of termination; and

•       Ms. Sammons will be paid the deferred compensation amounts that would otherwise have been credited to her pursuant to the Deferred Compensation Plan (as discussed below) had she continued employment with Rite Aid through the end of the then-remaining Employment Period and she will continue to receive certain medical benefits for the remainder of such Employment Period.

With respect to Ms. Sammons’ stock options, if Ms. Sammons:

•       is terminated for “good reason,” all of the stock options awarded pursuant to her employment agreement will immediately vest and be exercisable for the remainder of their stated terms, the restrictions on the restricted Common Stock will immediately lapse and any performance or other conditions applicable to any other equity incentive awards will be considered to have been satisfied; or

•       terminates her employment other than for “good reason,” all of the stock options awarded pursuant to her employment agreement will remain vested and exercisable throughout the remainder of their stated terms and any other outstanding stock option that has vested and become exercisable prior to the date of termination shall remain vested and exercisable for a period of ninety (90) days following the date of termination, at the end of which period such option shall terminate. However, if the date of termination occurs after Ms. Sammons turns age 60, all vested stock options will remain exercisable for the remainder of their stated term.

Upon termination of employment for any reason other than “cause” (as defined in her employment agreement), Ms. Sammons is entitled to receive an annual payment following termination and continuing for life (and the life of her spouse) equal to the cost of purchasing medical coverage comparable to the coverage provided to the Company’s senior executives immediately prior to such termination, excepting payments for periods that the Company provides such coverage described above.

If Messrs. Mastrian, Panzer, Sari or Twomey is terminated by Rite Aid “without cause” or if such Executive’s employment is terminated by the Executive for “good reason” (as such terms are defined in his employment agreement), then he shall be entitled to receive:

•       an amount equal to two times the sum of his annual base salary and target bonus plus any accrued but unpaid salary and bonus, with the maximum bonus that the Executive is eligible to earn being pro-rated through the date of termination; and

•       all of his stock options will immediately vest and be exercisable, generally, for a period of 90 days following the termination of employment and the restrictions on the restricted Common Stock will immediately lapse to the extent his options would have vested and restrictions would have lapsed had he remained employed by Rite Aid for two years following the termination.

If Rite Aid terminates any of the Executives “for cause,” or any of the Executives terminates his or her employment without “good reason” (with the exception of Ms. Sammons, whose termination provision is described above):

•       Rite Aid shall pay him or her all accrued but unpaid salary and benefits,

•       any portion of any then-outstanding stock option grant that was not exercised prior to the date of termination shall immediately terminate, and

•       any portion of any restricted stock award, or other equity incentive award, as to which the restrictions have not lapsed or as to which any other conditions were not satisfied prior to the date of termination shall be forfeited.

The employment agreement of each Executive prohibits the Executive from competing with Rite Aid during his or her Employment Period and for a period of one year, or with respect to Messrs. Mastrian, Panzer, Sari and Twomey, two years, thereafter.

Change-in-Control Arrangements.   Under Ms. Sammons’s December 5, 1999 employment agreement, any termination of employment by the Executive within the six month period commencing on the date of a “change in control” of Rite Aid will be treated as a termination of employment by the Executive for “good reason.” Under each of Messrs. Mastrian’s, Panzer’s, Sari and Twomey’s employment agreements, upon a “change in control” of Rite Aid, all of the respective Executive’s stock options will immediately vest and be exercisable and any restrictions on restricted stock will immediately lapse. Each employment agreement provides that the Executive will receive an additional payment to reimburse the Executive for any excise taxes imposed pursuant to Section 4999 of the Internal Revenue Code, together with reimbursement for any additional taxes incurred by reason of such payments.

Agreement with Mr. Miller as Chairman

Mr. Miller’s December 5, 1999 employment agreement continued in full force and effect until June 25, 2003, the date of Rite Aid’s 2003 annual meeting of stockholders. Following June 25, 2003, the December 5, 1999 employment agreement was amended and restated as provided in the April 9, 2003 employment agreement. On April 28, 2005 Rite Aid amended the April 9, 2003 agreement with Mr. Miller pursuant to which, effective as of June 23, 2005, Mr. Miller continued serving solely as Chairman of the Board and will do so through June 30, 2008, or the date of Rite Aid’s 2008 annual meeting of stockholders, whichever is earlier. Additional terms of this agreement are as follows:

Term.   Mr. Miller will serve as Chairman from June 23, 2005 until June 30, 2008 or the date of Rite Aid’s 2008 annual meeting of stockholders, whichever is earlier (the “Employment Period”), subject to the other terms and conditions of the agreement.

Salary and Incentive Bonus.   Mr. Miller receives annual base pay of $350,000 and is entitled to continued benefits, in their entirety, including participation in Rite Aid’s fringe benefit and perquisite programs and savings plans, and continued deferred compensation as provided under the December 5, 1999 employment agreement. However, he is not entitled to participate in any incentive compensation or bonus plans.

Restricted Stock and Options.   During the Employment Period, Mr. Miller is eligible to receive option and restricted stock awards in accordance with Rite Aid’s policy for members of the Board of Directors as in effect from time to time. Mr. Miller’s existing stock options and shares of restricted stock continue to vest and be fully exercisable for the remainder of their stated terms.

Termination of Employment and Change-in-Control Arrangements.   The termination provisions of the April 9, 2003 employment agreement became effective immediately and remain in effect until the agreement expires. The termination provisions and change in control arrangements of the April 9, 2003 employment agreement are substantially similar to those in the December 5, 1999 employment agreement. Pursuant to the April 28, 2005 amendment to the April 9, 2003 agreement, if Mr. Miller is not re-elected as Chairman, he can be terminated and receive one year base salary (as compared to three years provided under the December 5, 1999 agreement for termination without cause).

Other Directorships.   Mr. Miller must receive approval from the Board of Directors prior to accepting any new directorships outside of the Company.

Supplemental Executive Retirement Plans

In addition to the base salary and bonus provisions of the employment agreements of the Executives and Mr. Miller, Rite Aid established a defined contribution supplemental executive retirement plan for the benefit of Mr. Miller and Ms. Sammons. Under the defined contribution supplemental executive retirement plan, Rite Aid makes monthly investments that are specific to Mr. Miller and Ms. Sammons. The investments are made each month during the term of the participants’ service with Rite Aid. Each of Mr. Miller and Ms. Sammons is fully vested in the plan at all times. Generally, however, they may not receive payments until three years after an election to receive a payment. Each month, $20,000 is invested for Mr. Miller and $20,000 is invested for Ms. Sammons. Under the defined contribution supplemental executive retirement plan, the participants are able to direct the investment of the amounts by selecting one or more investment vehicles from a group of deemed investments offered pursuant to the defined contribution supplemental executive retirement plan.

Messrs. Mastrian, Panzer, Sari and Twomey receive benefits under a defined contribution supplemental executive retirement plan (“Plan”), which is different from the one noted above. Under the Plan, Rite Aid credits a specific sum to an individual account established for Messrs. Mastrian, Panzer, Sari and Twomey, and other participating executive officers, on a monthly basis. The amount credited is equal to 2% of the Executive’s annual base compensation, up to a maximum of $15,000 per month. The participants are able to select among a choice of earnings indexes, and their accounts are credited with earnings which mirror the investment results of such indexes. Annually Rite Aid makes investments for all participants in the Plan. Participants vest in their accounts at the rate of 20% per year for each full year of participation in the Plan at a five-year rolling rate, provided that the entire account balance for each participate shall vest upon a “change in control” of the Company. Participants will receive their vested account balance upon the earlier to occur of: (i) their retirement at age 60 or greater, with at least five years of participation in the Plan; (ii) termination of employment with the Company (including due to death or disability); (iii) change in control of the Company; (iv) a hardship withdrawal pursuant to the terms of the Plan; and (v) a withdrawal election pursuant to the terms of the Plan.

REPORT OF THE COMPENSATION COMMITTEE
ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors (the “Committee”) is comprised of three directors, each of whom is an independent director under the New York Stock Exchange listing standards. The Committee reviews the performance of the Company’s executive personnel and develops and makes recommendations to the Board of Directors with respect to executive compensation policies. The Compensation Committee is empowered by the Board of Directors to award to executive officers appropriate bonuses, stock options, stock appreciation rights (“SARs”) and stock-based awards. The Compensation Committee met four times during fiscal year 2006.

The Compensation Committee has access to independent compensation data and from time to time engages outside compensation consultants. In fiscal year 2006, the Compensation Committee considered the report of outside compensation consultants with respect to executive compensation, director compensation and equity strategy.

The objectives of the Compensation Committee are to support the achievement of desired Company performance, to provide compensation and benefits that will attract and retain superior talent and reward performance and to fix a portion of compensation to the outcome of the Company’s performance.

The executive compensation program is generally composed of base salary, performance bonuses and long-term incentives in the form of stock options, SARs, stock-based awards and restricted stock awards. The compensation program also includes various benefits, including the Deferred Compensation Program, and health insurance plans and programs and pension and profit sharing and retirement plans in which substantially all of the Company’s full-time employees participate.

Base salaries for the executive officers of the Company are generally competitively set relative to salaries of officers of companies comparable in business and size. The base salary and other compensation arrangements for the Named Executive Officers were individually negotiated with each executive and are reviewed periodically by the Compensation Committee for a possible increase. The CEO’s annual base salary is reviewed by the Compensation Committee for possible increase at least annually. All compensation for the CEO other than base salary is performance-based. The Compensation Committee sets both financial and strategic performance goals for the CEO and reviews the CEO’s performance against these goals. In each instance, base salary for the CEO and the other executive officers takes into account individual experience and performance specific to the Company. The Compensation Committee generally attempts to provide compensation approximating the median of comparable companies. Except for increases associated with promotions or increased responsibility, increases in base salaries for executive officers of the Company from year to year are generally limited to minimal adjustments to reflect performance. For fiscal year 2006, the Compensation Committee reviewed and set Ms. Sammons’ base salary at $1,000,000, the same level that it was for fiscal years 2004 and 2005. The Compensation Committee is aware that the Internal Revenue Code of 1986, as amended, treats certain elements of executive compensation in excess of $1,000,000 a year as an expense not deductible by the Company for federal income tax purposes.

The Compensation Committee is empowered to approve the payment of cash performance bonuses to employees, including the CEO and other executive officers, of the Company. Each year, the Compensation Committee determines the performance goals and a targeted incentive as a percentage of salary. For fiscal year 2006, the Compensation Committee approved a payout matrix for bonuses based on the Company’s attainment of adjusted EBITDA and customer satisfaction targets. Under the bonus plan, a separate bonus is payable for achievement of the customer satisfaction targets as well as the adjusted EBITDA targets, with 80% of the target bonus payable upon satisfaction of the adjusted EBITDA targets and 20% of the target bonus payable on satisfaction of the customer satisfaction targets. Depending upon the adjusted EBITDA and customer satisfaction targets achieved during such year, participants are entitled to a percentage, ranging from 0% to 200%, of the targeted incentive award fixed by the Compensation Committee. Although no earnings bonus was paid in fiscal year 2006, a bonus (calculated based upon achievement of 88.8% of the customer satisfaction target, which equates to a bonus percent of 11%) for improvement in customer satisfaction was paid to field management and corporate personnel, including the Named Executive Officers.

The Compensation Committee believes that employee equity ownership provides significant additional motivation to executive officers to maximize value for the Company’s stockholders and, therefore, periodically grants stock options and restricted stock to the Company’s employees, including executive officers. Stock options typically are granted at the prevailing market price and, therefore, will only have value if the Company’s stock price increases over the exercise price. The Compensation Committee believes that the grant of stock options and stock-based awards provides a long-term incentive to such persons to contribute to the growth of the Company and establishes a direct link between compensation and stockholder return, measured by the same index used by stockholders to measure Company performance. The terms of options granted by the Compensation Committee, including vesting, exercisability and option term, are determined by the Compensation Committee, based upon relative position and responsibilities of each executive officer, historical and expected contributions of each officer, previous option grants to executive officers and a review of competitive equity compensation for executive officers of similar rank in companies that are comparable to the Company’s industry and size.

Specifically, under the Company’s equity compensation plans (which are discussed below under the caption “Equity Compensation Plan Information”), the Compensation Committee has discretion to determine the type and number of equity awards for executive officers, which may include stock options, restricted common stock and performance units. The Compensation Committee also has discretion to impose restrictions or conditions to the vesting of such awards, including but not limited to the achievement of performance goals based on one or more business criteria. Should the Company not achieve such performance goals in a given period, the executives could be deemed not to have earned, and thus could be required to forego, the awards for that period. In fiscal year 2006, the Compensation Committee made awards of stock options, which vest over a four year period, restricted stock, which typically vest over a three year period and performance units, which vest after a three year performance period provided that certain EBITDA levels are achieved by the Company, for each of fiscal years 2006, 2007 and 2008. At the end of the performance period, the actual number of performance units may be higher or lower than the target number depending on performance relative to the EBITDA targets.

Philip G. Satre, Chairman
Michael A. Friedman, MD
Stuart M. Sloan

AUDIT COMMITTEE REPORT

The Board of Directors maintains an Audit Committee comprised of five of our outside directors. The Board of Directors has determined that each member of the Audit Committee is an independent director under the New York Stock Exchange listing standards and satisfies the additional independence requirements of Rule 10A-3 under the Securities Exchange Act of 1934 and the additional NYSE requirements for audit committee members. The Board has determined that George G. Golleher qualifies as an “audit committee financial expert” as that term is defined under SEC rules.

The Board has adopted a written charter of the Audit Committee which further describes the role of the Audit Committee. The Audit Committee, among other things, appoints and engages our independent auditors and oversees our financial reporting and internal control over financial reporting processes on behalf of the Board. Management has the primary responsibility for our financial statements, our accounting principles and our internal control over financial reporting. Our independent auditors are responsible for auditing our financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States. Our independent auditors also are responsible for expressing an opinion on management’s assessment of the effectiveness of our internal control over financial reporting.

In fulfilling its oversight responsibilities, the Audit Committee met ten times during fiscal year 2006.

During those meetings the Audit Committee:

•       Met with our internal and independent auditors, with and without management present, to discuss the overall scope and plans for their respective audits, the results of their examinations, their evaluations of management’s assessment of the effectiveness of our internal control over financial reporting and the overall quality of our financial reporting.

•       Reviewed and discussed with management and our independent auditors, for their respective purposes, the audited financial statements included in our Annual Report on Form 10-K. The discussions included the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements and the Annual Report on Form 10-K.

•       Reviewed the Audit Committee charter.

•       Reviewed and discussed with our independent auditors those matters required to be communicated by the standards of the Public Company Accounting Oversight Board. Also reviewed and discussed critical accounting policies and practices, alternative accounting treatments, and other material written communications between management and our independent auditors, as required by Rule 2-07 of Regulation S-X under the Securities Exchange Act of 1934.

•       Discussed with our independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committee, as amended.

•       Preapproved audit, other audit-related and tax services performed by our independent auditors.

•       Discussed with our independent auditors matters relating to their independence and received the written disclosures and the letter from our independent auditors required by Independence Standards Board Standard No. 1, as modified and supplemented. The Audit Committee has considered whether the level of non-audit related services provided by our independent auditors is consistent with maintaining their independence.

As outlined in the table below, we incurred the following fees, including expenses billed to the Company for the fiscal years ended March 4, 2006 and February 26, 2005 by the Company’s independent auditors, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche”).

In addition, the Audit Committee requests fee estimates associated with each proposed service. Providing a fee estimate for a service incorporates appropriate oversight and control of the independent auditor relationship. On a quarterly basis, the Audit Committee reviews the status of services and fees incurred year-to-date against pre-approved services and fee estimates.

	Year Ended
Description of Fees	March 4, 2006	February 26, 2005
	(Amounts in millions)
Audit Fees, including audit of annual financial statements and reviews of interim financial statements, registration statement filings and comfort letters related to various refinancing activities, and response letter to SEC comment letter	$3.0	$4.2
Audit-Related Fees:
Audits of employee benefit plans’ financial statements	0.2	0.2
Tax Fees, including net operating loss ownership study, software and licensing, and employee benefit plan Form 5500’s and other miscellaneous	0.2	0.5
All Other Fees	—	—
Total	$3.4	$4.9

In reliance on the meetings and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 4, 2006 for filing with the SEC.

Alfred M. Gleason, Chairman
George G. Golleher
Robert A. Mariano
Philip G. Satre
Marcy Syms

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of March 4, 2006 with respect to the compensation plans under which the Company’s common stock may be issued:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Further Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by stockholders	30,681,226	$5.36	8,653,273
Equity compensation plans not approved by stockholders*	32,037,000	$4.11	2,090,648
Total	62,718,226		10,743,921

*                    These plans include the Company’s 1999 Stock Option Plan, under which 10,000,000 shares of Common Stock are authorized for the granting of stock options at the discretion of the Compensation Committee, and the 2001 Stock Option Plan, under which 20,000,000 shares of Common Stock are authorized for the granting of stock options, also at the discretion of the Compensation Committee. Both plans provide for the Compensation Committee to determine both when and in what manner options may be exercised; however, option terms may not extend for more than 10 years from the applicable date of grant. The plans provide that stock options may only be granted with exercise prices that are not less than the fair market value of a share of common stock on the date of grant. In addition to the options issued under the aforementioned plans, approximately 7,450,000 options are outstanding pursuant to option grants made in accordance with the provisions of individual agreements with certain of the Company’s executives. These options are included in the number of securities to be issued upon exercise of outstanding options, warrants and rights in column (a) above.

STOCK PERFORMANCE GRAPH

The graph below compares the yearly percentage change in the cumulative total stockholder return on the Common Stock for the last five fiscal years with the cumulative total return on (i) the Russell 1000 Consumer Staples Index, and (ii) the Russell 1000 Index, over the same period (assuming the investment of $100.00 in the Common Stock and such indexes on March 4, 2001 and reinvestment of dividends).

For comparison of cumulative total return, the Company has elected to use the Russell 1000 Consumer Staples Index, consisting of 44 companies including the three largest drugstore chains, and the Russell 1000 Index. This allows comparison of the Company to a peer group of similar sized companies. We are one of the companies included in the Russell 1000 Consumer Staples Index and the Russell 1000 Index. The Russell 1000 Consumer Staples Index is a capitalization-weighted index of companies that provide products directly to consumers that are typically considered nondiscretionary items based on consumer purchasing habits. The Russell 1000 Index consists of the largest 1000 companies in the Russell 3000 Index and represents the universe of large capitalization stocks from which many active money managers typically select.

Comparison of 5 Year Cumulative Total Return
Assumes Initial Investment of $100
February 2006

	2001	2002	2003	2004	2005	2006
Rite Aid Corporation	$100.00	$49.59	$39.41	$91.63	$56.49	$67.16
Russell 1000 Index	$100.00	$90.45	$70.35	$98.28	$105.62	$116.03
Russell Consumer Staples Index	$100.00	$102.15	$91.19	$112.10	$122.69	$130.12

*                    The Company’s fiscal year ends on the Saturday closest to February 29 or March 1. Fiscal year 2006 included 53 weeks and ended on March 4, 2006.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires Rite Aid’s executive officers, directors and persons who own more than 10% of the Common Stock to file reports of ownership and changes in ownership with the SEC and the NYSE. Such persons are required by SEC regulations to furnish Rite Aid with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to Rite Aid, the Company has determined that during fiscal year 2006 no persons subject to Section 16(a) reporting submitted late filings under Section 16(a) of the Exchange Act.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of the Record Date, certain information concerning the beneficial shareholdings of (a) each director, (b) each nominee for director, (c) each individual named in the Summary Compensation Table appearing elsewhere herein, (d) each holder of more than five percent of the Common Stock and (e) all directors and executive officers as a group (based on 528,868,819 shares of Common Stock outstanding as of the Record Date, plus the number of shares of Common Stock into which the outstanding shares of LGP Preferred Stock are convertible). Each of the persons named below has sole voting power and sole investment power with respect to the shares set forth opposite his or her name, except as otherwise noted.

Beneficial Owners	Number of Common Shares Beneficially Owned(1)		Percentage of Class
Named Executive Officers and Directors:
Joseph B. Anderson, Jr.	0		*
John G. Danhakl	45,363,814	(2)	7.90%
Michael A. Friedman, MD	50,001	(3)	*
Alfred M. Gleason	428,301	(4)	*
George G. Golleher	250,001	(5)	*
Robert A. Mariano	0		*
James P. Mastrian	2,894,906	(6)	*
Robert G. Miller	9,869,542	(7)	1.83%
Mark C. Panzer	1,409,628	(8)	*
Mary F. Sammons	8,614,241	(9)	1.61%
Robert B. Sari	448,244	(10)	*
Philip G. Satre	62,501	(11)	*
Stuart M. Sloan	266,645	(12)	*
Jonathan D. Sokoloff	46,002,599	(13)	8.01%
John T. Standley	1,206,642	(14)	*
Marcy Syms	0		*
Kevin Twomey	630,572	(15)	*
All Executive Officers and Directors (18 persons)	71,487,965		12.45%
5% Stockholders:
Green Equity Investors III, L.P 11111 Santa Monica Blvd. Suite 2000 Los Angeles, CA 90025	45,297,163	(16)	7.89	%(17)
Glenview Capital Management LLC 399 Park Avenue Floor 39 New York, NY 10022	28,710,996	(18)	5.43%

*                    Percentage less than 1% of class.

(1)          Beneficial ownership has been determined in accordance with Rule 13d-3 under Exchange Act, thereby including options exercisable within 60 days of the Record Date of May 2, 2006.

(2)          This amount includes 45,297,163 shares beneficially owned by Green Equity Investors III, L.P., which is affiliated with Leonard Green & Partners, L.P., of which Mr. Danhakl is a managing director and equity owner.

(3)          This amount includes 50,001 shares which may be acquired within 60 days by exercising stock options.

(4)          This amount includes 71,500 shares owned by Mr. Gleason’s spouse and 250,001 shares which may be acquired within 60 days by exercising stock options.

(5)          This amount includes 200,001 shares which may be acquired within 60 days by exercising stock options.

(6)          This amount includes 2,386,878 shares which may be acquired within 60 days by exercising stock options.

(7)          This amount includes 9,556,763 shares which may be acquired within 60 days by exercising stock options.

(8)          This amount includes 1,207,707 shares which may be acquired within 60 days by exercising stock options.

(9)          This amount includes 52,779 shares owned by Ms. Sammon’s spouse and 7,635,071 shares which may be acquired within 60 days by exercising stock options.

(10)   This amount includes 397,048 shares which may be acquired within 60 days by exercising stock options.

(11)   This amount represents 12,500 shares owned jointly by Mr. Satre and his spouse and 50,001 shares which may be acquired within 60 days by exercising stock options.

(12)   This amount includes 250,001 shares which may be acquired within 60 days by exercising stock options.

(13)   This amount includes 705,436 shares owned jointly by Mr. Sokoloff and his spouse and
45,297,163 shares beneficially owned by Green Equity Investors III, L.P., which is affiliated with Leonard Green & Partners, L.P., of which Mr. Sokoloff is an executive officer and equity owner.

(14)   This amount includes 1,000,000 shares which may be acquired within 60 days by exercising stock options.

(15)   This amount includes 554,096 shares which may be acquired within 60 days by exercising stock options.

(16)   Green Equity Investors III, L.P. beneficially owns 45,297,163 shares of common stock. This number represents (i) the number of shares issuable within 60 days of the May 2, 2006 Record Date upon the conversion of 2,451,488.4480 shares of convertible preferred stock, and (ii) the number of shares, on a converted basis, that will be paid as a dividend on June 30, 2006 on preferred stock held by Green Equity Investors III, L.P.

(17)   Based upon the number of shares outstanding as of the record date and assuming conversion of all LGP Preferred Stock by Green Equity Investors III, L.P.

(18)   This amount, which is disclosed in a report on Schedule 13G filed on April 17, 2006, includes 28,710,996 shares with respect to which Glenview Capital Management, LLC, Glenview Capital GP, LLC and Lawrence M. Robbins share dispositive power.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Rite Aid has entered into a one-year agreement with Leonard Green & Partners L.P., effective January 1, 2006 whereby Rite Aid has agreed to pay Leonard Green & Partners L.P. a fee of $300,000 per year for its consulting services. The consulting agreement also provides for the reimbursement of out-of-pocket expenses incurred by Leonard Green & Partners, L.P. This agreement is an extension of Rite Aid’s existing consulting agreement with Leonard Green & Partners, L.P. Pursuant to the consulting agreement, Rite Aid may engage Leonard Green & Partners, L.P. to provide financial advisory and investment banking services in connection with major financial transactions that it undertakes in the future. During fiscal year 2006, Rite Aid paid Leonard Green & Partners, L.P. a consulting fee of $300,000. Both John G. Danhakl and Jonathan D. Sokoloff, each a director of Rite Aid, are equity owners of Leonard Green & Partners, L.P. George G. Golleher, a member of the Company’s Board, also serves on the Board of Directors of General Nutrition Centers, which is a related party of the Company.

STOCKHOLDER PROPOSALS FOR
THE 2007 ANNUAL MEETING OF STOCKHOLDERS

Any Stockholder desiring to present a proposal for inclusion in the Company’s Proxy Statement for the 2007 Annual Meeting of Stockholders must deliver the proposal to the Secretary not later than January 17, 2007. Only those proposals that comply with the requirements of Rule 14a-8 will be included in the Company’s Proxy Statement for the 2007 Annual Meeting.

Stockholders may present proposals that are proper subjects for consideration at an annual meeting, even if the proposal is not submitted by the deadline for inclusion in the proxy statement. To do so, the stockholder must comply with the procedures specified in the Company’s Bylaws. The Bylaws, which are available on the Company’s website at www.riteaid.com under “Investor Information—Corp. Governance” and in print upon request from the Secretary, require all stockholders who intend to make proposals at an annual meeting of stockholders to submit their proposals to the Secretary not fewer than 90 and not more than 120 days before the anniversary date of the previous year’s Annual Meeting of Stockholders. The Bylaws also provide that nominations for director may only be made by the Board of Directors (or an authorized Board committee) or by a stockholder of record entitled to vote who sends notice to the Secretary not fewer than 90 nor more than 120 days before the anniversary date of the previous year’s Annual Meeting of Stockholders. Any nomination by a stockholder must comply with the procedures specified in the Company’s Bylaws. To be eligible for consideration at the 2007 Annual Meeting, proposals which have not been submitted by the deadline for inclusion in the proxy statement and any nominations for director must be received by the Secretary between February 21, 2007 and March 23, 2007. This advance notice period is intended to allow all stockholders an opportunity to consider all business and nominees expected to be considered at the meeting.

All submissions to, or requests from, the Secretary should be made to:

Rite Aid Corporation
30 Hunter Lane
Camp Hill, Pennsylvania 17011
Attention: Robert B. Sari, Secretary

INCORPORATION BY REFERENCE

In accordance with SEC rules, notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933, as amended, or the Exchange Act, that might incorporate this Proxy Statement or future filings made by the Company under those statutes, the information included under the captions “Report of the Compensation Committee on Executive Compensation” and “Stock Performance Graph,” and those portions of the information included under the caption “Audit Committee Report” required by the SEC’s rules to be included therein, shall not be deemed filed with the SEC and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by the Company under those statutes, except to the extent that the Company specifically incorporates these items by reference.

OTHER MATTERS

The Board of Directors knows of no other matters that have been submitted for consideration at this Annual Meeting. If any other matters come before the Stockholders at this Annual Meeting, the persons named on the enclosed proxy intend to vote the shares they represent in accordance with their best judgment.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte & Touche LLP served as the Company’s independent auditors for fiscal year 2006 and the Company’s Audit Committee is in the process of negotiating with Deloitte the terms of an arrangement to audit the consolidated financial statements of the Company and its subsidiaries for fiscal year 2007. A representative of Deloitte is expected to be present at the Annual Meeting, and the representative will have the opportunity to make a statement and will be available to respond to appropriate questions.

SOLICITATION OF PROXIES

The entire cost of the solicitation of proxies will be borne by the Company. In addition to the use of the mails, solicitations may be made by telephone, internet and personal interviews by officers, directors and regularly engaged employees of the Company. The Company has retained The Altman Group to assist in the solicitation of proxies for approximately $6,000, plus out-of-pocket expenses. Brokerage houses, custodians, nominees and fiduciaries that receive the solicitation materials will be requested to forward this proxy statement to the beneficial owners of the stock held of record by such persons, and the Company will reimburse them for their charges and expenses in this connection.

IMPORTANT NOTICE REGARDING DELIVERY
OF STOCKHOLDER DOCUMENTS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy proxy material delivery requirements with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report addressed to those stockholders. This process, which is referred to as “householding,” potentially provides extra convenience for stockholders and reduces printing and postage costs for companies.

Rite Aid and some brokers utilize the householding process for proxy materials. In accordance with a notice sent to certain Stockholders who share a single address, only one copy of this Proxy Statement and the Company’s 2006 Annual Report is being sent to that address, unless we received contrary instructions from any Stockholder at that address. Stockholders who participate in householding will continue to receive separate proxy cards. Householding will continue until you are notified otherwise or until one or more Stockholders at your address revokes consent. If you revoke consent, you will be removed from the householding program within 30 days of receipt of the revocation. If you hold your Rite Aid stock in “street name,” additional information regarding householding of proxy materials should be forwarded to you by your broker.

However, if you wish to receive a separate copy of this Proxy Statement or the Company’s 2006 Annual Report, or would like to receive separate proxy statements and annual reports in the future, or if you are receiving multiple copies of annual reports and proxy statements at an address shared with another Stockholder and would like to participate in householding, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to Rite Aid Corporation, 30 Hunter Lane, Camp Hill, Pennsylvania 17011, Attention: Robert B. Sari, Secretary, or by calling the Secretary at (717) 761-2633.

ANNUAL REPORT

A copy of Rite Aid’s Annual Report on Form 10-K for fiscal year 2006 is being mailed together with this Proxy Statement to all Stockholders entitled to notice of and to vote at the Annual Meeting.

Appendix A

RITE AID CORPORATION
POLICY ON MAJORITY VOTING

In an uncontested election of Directors, any nominee who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election will, within five days following the certification of the stockholder vote, tender his or her written resignation to the Chairman of the Board for consideration by the Nominating and Governance Committee (the “Committee”). As used in this Policy, an “uncontested election of Directors” is an election in which the only nominees are persons nominated by the Board of Directors.

The Committee will consider such tendered resignation and, within 45 days following the date of the stockholders’ meeting at which the election occurred, will make a recommendation to the Board concerning the acceptance or rejection of such resignation. In determining its recommendation to the Board, the Committee will consider all factors deemed relevant by the members of the Committee including, without limitation, the stated reason or reasons why stockholders who cast “withhold” votes for the Director did so, the qualifications of the Director (including, for example, whether the Director serves on the audit committee of the Board as an “audit committee financial expert” and whether there are one or more other Directors qualified, eligible and available to serve on the audit committee in such capacity), and whether the Director’s resignation from the Board would be in the best interests of the Company and its stockholders.

The Committee also will consider a range of possible alternatives concerning the Director’s tendered resignation as the members of the Committee deem appropriate, including, without limitation, acceptance of the resignation, rejection of the resignation, or rejection of the resignation coupled with a commitment to seek to address and cure the underlying reasons reasonably believed by the Committee to have substantially resulted in the “withheld” votes.

The Board will take formal action on the Committee’s recommendation no later than 75 days following the date of the stockholders’ meeting at which the election occurred. In considering the Committee’s recommendation, the Board will consider the information, factors and alternatives considered by the Committee and such additional information, factors and alternatives as the Board deems relevant.

Following the Board’s decision on the Committee’s recommendation, the Company, within four business days after such decision is made, will publicly disclose, in a Form 8-K filed with the Securities and Exchange Commission, the Board’s decision, together with a full explanation of the process by which the decision was made and, if applicable, the Board’s reason or reasons for rejecting the tendered resignation.

No Director who, in accordance with this Policy, is required to tender his or her resignation, shall participate in the Committee’s deliberations or recommendation, or in the Board’s deliberations or determination, with respect to accepting or rejecting his or her resignation as a Director. If a majority of the members of the Committee received a greater number of votes “withheld” from their election than votes “for” their election, then the independent Directors then serving on the Board who received a greater number of votes “for” their election than votes “withheld” from their election, and the Directors, if any, who were not standing for election, will appoint an ad hoc Board committee from amongst themselves (the “Ad Hoc Committee”), consisting of such number of Directors as they may determine to be appropriate, solely for the purpose of considering and making a recommendation to the Board with respect to the tendered resignations. The Ad Hoc Committee shall serve in place of the Committee and perform the Committee’s duties for purposes of this Policy. Notwithstanding the foregoing, if an Ad Hoc Committee would have been created but fewer than three Directors would be eligible to serve on it, the entire Board (other than the Director whose resignation is being considered) will make the determination to accept or reject the tendered resignation without any recommendation from the Committee and without the creation of an Ad Hoc Committee.

This Policy, as it may from time to time be amended, will be summarized or included in the Company’s proxy statement for each meeting of stockholders (annual or special) at which directors are to be elected.

A-1

ANNUAL MEETING OF STOCKHOLDERS OF

RITE AID CORPORATION

June 21, 2006

PROXY VOTING INSTRUCTIONS

MAIL  - Date, sign and mail your proxy card in the
envelope provided as soon as possible.

- OR -

TELEPHONE - Call toll-free 1-800-PROXIES
(1-800-776-9437) from any touch-tone telephone
and follow the instructions. Have your proxy card
available when you call.

- OR -

INTERNET - Access “www.voteproxy.com” and
follow the on-screen instructions. Have your proxy

company number
Account number

card available when you access the web page.

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 PM Eastern Time on June 20, 2006.

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the internet.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE			THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE
“FOR” PROPOSAL 1.			“AGAINST” PROPOSAL 2.
1. Election of Directors:				FOR ☐	AGAINST ☐	ABSTAIN ☐
2. Approval of stockholder proposal requesting that the Board of
☐ ☐ ☐		NOMINEES:	Directors adopt a majority vote standard for the election of
	FOR ALL NOMINEES	Joseph B. Anderson, Jr.	directors.
Robert A. Mariano
	withhold authority	Stuart M. Sloan
	for all nominees	Marcy Syms	PLEASE MARK, SIGN, DATE AND RETURN THIS VOTING INSTRUCTION
CARD PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE.
for all except (See instructions below)

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

Until contrary notice to the Company, I consent to access all future notices of annual meetings, proxy statements and annual reports issued by the Company over the internet. Please see reverse for further details.

☐

To change the address on your account, please mark the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder		Date:	Signature of Stockholder	Date:

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

RITE AID CORPORATION

PROXY	FOR ANNUAL MEETING OF STOCKHOLDERS – JUNE 21, 2006 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Robert G. Miller, Kevin Twomey and Robert Sari, or any one of them, as proxies with full power of substitution, to vote all shares of stock of Rite Aid Corporation (the “Company”), as set forth below, that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at The Hilton Harrisburg, One North Second Street, Harrisburg, Pennsylvania, 17101, at 1:00 p.m., Eastern Daylight Time, on June 21, 2006, and at any adjournments or postponements thereof. If applicable the proxy shall also govern the voting of stock held for the account of the undersigned in the Company’s Investment Opportunity Plan, or any applicable employee benefit plan.

The Company provides its annual reports and proxy solicitation materials, including notices to stockholders of annual meetings and proxy statements, over the Internet. If you give your consent to access these documents over the Internet, the Company will advise you when these documents become available on the Internet. Providing these documents over the Internet will reduce the Company’s printing and postage costs. Once you give your consent, it will remain in effect until you notify the Company that you wish to resume mail delivery of the annual reports and proxy statement. Even though you give your consent, you still have the right at any time to request copies of these documents.

To give your consent, mark the appropriate box located on the reverse of this Proxy Card.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED, OR, IF NO SPECIFICATIONS ARE MADE, WILL BE VOTED (i) FOR THE ELECTION OF ALL THE NOMINEES FOR DIRECTOR, (ii) AGAINST THE APPROVAL OF THE STOCKHOLDER PROPOSAL, AND (iii) IN THE NAMED PROXIES’ DISCRETION ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF MEETING AND PROXY STATEMENT FURNISHED HEREWITH, AND HEREBY CONFIRMS THAT THIS PROXY SHALL BE VALID AND MAY BE VOTED WHETHER OR NOT THE STOCKHOLDER’S NAME IS SET FORTH BELOW OR A SEAL IS AFFIXED OR THE DESCRIPTION, AUTHORITY OR CAPACITY OF THE PERSON SIGNING IS GIVEN OR OTHER DEFECT OF SIGNATURE EXISTS.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE.

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